Exhibit 99.1

WorldHeart Receives Notice from the NASDAQ Stock Market Regarding
Non-Compliance with Marketplace Rule 4310(c)(7)

Oakland, CA – November 4, 2008: (NASDAQ: WHRTD) – World Heart Corporation (the “Company”) announced today that, on October 29, 2008, it had received a NASDAQ Staff Deficiency Letter indicating that the Company does not comply with Marketplace Rule 4310(c)(7). This rule requires the Company to maintain a minimum of 500,000 publicly held shares for continued listing on the NASDAQ Capital Market. For purposes of this requirement, the number of publicly held shares excludes shares held by affiliates, including officers, directors, or ten percent shareholders.  The NASDAQ staff is reviewing the Company’s eligibility for continued listing on the NASDAQ Capital Market and had asked the Company to provide, on or before November 21, 2008, the Company’s specific plan to achieve and sustain compliance with all the NASDAQ Capital Market listing requirements, including the time frame for completion of the plan. As has been previously disclosed, the Company intends to file a registration statement to register certain shares held by affiliates and others that were issued or are issuable in connection with the previously announced US$30 million private placement transaction and recapitalization.  Once the shares to be covered by the registration statement are registered, the Company expects that sales in the open market will result in an increase in the number of publicly held shares.  The Company also intends to submit a specific plan to achieve and sustain compliance with Marketplace Rule 4310(c)(7) by November 21, 2008.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems.  WorldHeart is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, The Netherlands.  WorldHeart’s registered office is in Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements regarding WorldHeart’s ability to regain compliance with the Nasdaq Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development and market acceptance of and demand for WorldHeart’s products; delisting from the NASDAQ Stock Market if compliance with the listing standards, including the Minimum Bid Price Rule and other minimum standards, is not regained; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB/A for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.